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                                                                    EXHIBIT 99.1


VIALINK WITHDRAWS PROJECTIONS

DALLAS, TEXAS - SEPTEMBER 28, 2001 - The viaLink Company (Nasdaq: VLNK) today said that the company's projections released on July 2, 2001, are no longer valid due to recent developments at the company and in the economy.

In withdrawing the projections, the company noted changes to several underlying assumptions. The primary changes include: implementation of an expense reduction program, increased uncertainty about the economy and its impact on customer spending decisions, delayed execution of an international licensing agreement, and the installation of a new chief executive officer. viaLink cited a lack of visibility in declining to provide updated guidance.

The company also said that its hearing before the Nasdaq Listing Qualifications Panel, originally set for Sep. 27, has been rescheduled at Nasdaq's request for Oct. 18.

The viaLink Company (Nasdaq: VLNK) is the leading provider of data synchronization and advanced e-commerce services to the retail food industry. The viaLink Partner Package is a suite of services that use synchronized data to give trading partners visibility into product movement through the supply chain and enable collaborative business processes. For more information, visit viaLink's website: www.vialink.com.

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